Managed High Yield Plus Fund
For period ending November 30, 2008

File number 811-8765

Exhibit 99.77C



Submission of Matters to a Vote of Security Holders:

On September 18, 2008, the Funds shareholders elected board members at an annual meeting of shareholders. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action regarding the election of directors since there were no solicitations in opposition to the registrants nominees and all of the nominees were elected.